Exhibit 99.1

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Allen Muhich, Vice President, Finance & Investor Relations

503.716.3667

Merix Corporation Announces Fourth Quarter Results

BEAVERTON, OREGON, July 30, 2008—Merix Corporation (NASDAQ:MERX) today announced consolidated financial results for the fourth quarter of fiscal 2008 ended May 31, 2008.

The Company reported a loss from continuing operations of $3.5 million or $0.17 per diluted share on revenue of $87.6 million for the fourth quarter of fiscal 2008, which compares to a loss from continuing operations of $80.1 million or $3.87 per diluted share on revenue of $93.6 million for the fourth quarter of fiscal 2007. Included in the fiscal 2007 fourth quarter loss was $80.4 million or $3.88 per share associated with impairment of goodwill and other assets acquired as part of the Merix San Jose and Asia acquisitions.

Commenting on the recent fourth quarter’s performance, Michael D. Burger, President and Chief Executive Officer stated, “We met the financial targets set at the beginning of the quarter and although many of our financial measures remain well below acceptable levels, these measures improved sequentially when compared to the third quarter. This reflects the successful execution of the restructuring plans and actions we have taken over the last six to nine months. Additional work remains, but I am pleased with the progress and the fundamental changes we are making to improve our performance and competitiveness.”

Fourth quarter fiscal 2008 revenue declined 6% when compared to the fourth quarter of fiscal 2007. The decline was expected and is primarily a result of the normal cyclical slowdowns that occur in the printed circuit board industry and has been experienced in the North American market over the last 12 to 18 months. On a sequential quarterly basis, fourth quarter revenue declined 7% when compared to the third quarter of fiscal 2008. As expected, North American quarterly revenue declined 6% on a sequential basis to $45.5 million due to our actions taken to improve product mix and decreased capacity resulting from the Wood Village closure. Asian revenues declined 8% to $42.1 million due to the annual Chinese New Year shutdown combined with a temporary gap in demand due to product transitions for one customer.

Merix’ overall gross margin averaged 12.2% of revenue for the fourth quarter of fiscal 2008 compared to 16.5% and 10.3% in the fourth quarter of fiscal 2007 and third quarter of fiscal 2008, respectively. The reduction from the fourth quarter of fiscal 2007 resulted primarily from the previously mentioned decline in North American revenue and its impact on fixed cost absorption in our North American factories. North American gross margin improved sequentially by nearly 3 percentage points to 11.7% when compared to the third quarter of fiscal 2008. The marked improvement in North America resulted from restructuring actions taken to remix our product set and reduce our overall cost structure. Our actions on product mix ended the North American average price declines experienced over the preceding three quarters as fourth quarter average prices increased 5% when compared to the third quarter of fiscal 2008. Asia gross margins continued to steadily improve in the fourth quarter to 12.8% of sales representing a one percentage point sequential quarterly improvement when compared to the third quarter of fiscal 2008.

“Asia’s gross margins have improved in each of the last four quarters,” commented Mr. Burger. “North America, while continuing below our long term objectives, also showed expected sequential quarterly improvement. We believe that the actions we’ve taken and the programs we have in place will continue to yield steady progress throughout fiscal 2009.”

Operating expenses totaled $11.0 million in the fourth quarter of fiscal 2008. Fourth quarter 2008 operating expense benefited from $0.8 million of non-recurring variances associated with stock option expense and the reduction of a previously recognized Wood Village asset retirement obligation.

Business Outlook

The Company completed the fourth fiscal quarter of 2008 with $66.3 million of backlog to be shipped during the first quarter of fiscal 2009. We currently estimate first quarter revenue to range from $86.0 million to $90.0 million resulting in a net loss, excluding severance and restructuring charges, of between $4.5 million and $2.0 million.

Conference Call and Webcast Information

Merix will conduct a conference call and live webcast Wednesday, July 30, 2008 at 8:00 a.m. Pacific Time. Management will discuss fourth quarter fiscal 2008 results, its business outlook for the first quarter and comment further on the strategic direction of the Company. To access the webcast, log on to www.merix.com.

A telephone replay will be available from 10:00 am PT on July 30, 2008 until approximately 12:00 am PT on August 9, 2008 by calling (320) 365-3844, access code 952882.

Use of Non-GAAP Financial Measures

The non-GAAP financial measure “Adjusted EBITDA” is disclosed in this press release. Management believes the disclosure of this non-GAAP financial measure, when presented in conjunction with the corresponding GAAP measures, provides useful information to the Company, investors and other users of the financial statements. Management believes this measure is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and/or other non-recurring or unusual items. The EBITDA financial measure is commonly used in the Company’s industry, however, it should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income or operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measures used by other companies. The Company has provided a reconciliation to GAAP financial information in the attached schedules.

About Merix

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, test, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the first quarter of fiscal 2009 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goals” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change. Actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: our ability to control or pass through increases in the cost of raw materials and supplies; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; ability to successfully restructure Merix Asia and complete the related capital and technology expansion; the ability to successfully and timely integrate the operations of Merix Asia; the ability to successfully restructure Merix Oregon; fluctuations in demand for products and services of the Company, including quick-turn and premium services; foreign currency risk; the introduction of new products or technologies by competitors; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; pricing and other competitive pressures in the industry from domestic and global competitors; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 26, 2007 and Quarterly Report on Form 10-Q for the quarter ended on March 1, 2008. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data)

(Unaudited)

	Three months ended			Fiscal year ended
	May 31, 2008	March 1, 2008	May 26, 2007	May 31, 2008	May 26, 2007
Net sales:
North America	$45,495	$48,636	$54,159	$203,202	$245,347
Asia	42,059	45,639	39,413	175,435	155,149

Total net sales	87,554	94,275	93,572	378,637	400,496
Cost of sales	76,835	84,594	78,162	334,035	328,569

Gross profit	10,719	9,681	15,410	44,602	71,927
Gross margin	12.2%	10.3%	16.5%	11.8%	18.0%

Operating expenses:
Engineering	1,873	2,094	2,265	8,553	8,061
Selling, general and administrative	8,802	9,930	10,895	40,963	44,477
Amortization of intangible assets	520	527	599	2,305	2,745
Impairment and severance charges	(175)	14,640	80,391	15,686	81,414

Total operating expenses	11,020	27,191	94,150	67,507	136,697

Operating loss	(301)	(17,510)	(78,740)	(22,905)	(64,770)
Other income (expense), net	(1,723)	3,914	(936)	21	(4,994)

Loss from continuing operations before income taxes and minority interests	(2,024)	(13,596)	(79,676)	(22,884)	(69,764)
Provision (benefit) for income taxes	1,057	(511)	159	1,502	1,412

Loss from continuing operations before minority interests	(3,081)	(13,085)	(79,835)	(24,386)	(71,176)
Minority interests	458	269	251	1,165	739

Loss from continuing operations	(3,539)	(13,354)	(80,086)	(25,551)	(71,915)
Income (loss) from discontinued operations, net of income taxes	—	—	164	—	(517)

Net loss	$(3,539)	$(13,354)	$(79,922)	$(25,551)	$(72,432)

Diluted loss per share from continuing operations	$(0.17)	$(0.63)	$(3.87)	$(1.22)	$(3.52)
Diluted loss per share from discontinued operations	—	—	0.01	—	(0.03)

Diluted net loss per share	$(0.17)	$(0.63)	$(3.86)	$(1.22)	$(3.55)

Diluted shares used in per share calculations	21,072	21,079	20,720	21,019	20,406

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	May 31, 2008	May 26, 2007
Assets:
Cash and short-term investments	$5,728	$26,200
Accounts receivable, net	73,153	76,825
Inventories, net	23,631	25,231
Assets held for sale	1,477	1,206
Deferred income taxes	75	—
Prepaid and other current assets	12,961	7,119

Total current assets	117,025	136,581

Property, plant and equipment, net	103,012	101,264
Goodwill	31,794	31,614
Intangible assets, net	8,866	11,171
Deferred income taxes	885	—
Other assets	5,859	6,227

Total assets	$267,441	$286,857

Liabilities and Shareholders’ Equity:
Accounts payable	$59,789	$46,811
Accrued liabilities	15,783	17,172
Current portion of long-term debt	—	2,532

Total current liabilities	75,572	66,515

Long-term debt	70,000	75,503
Other long-term liabilities	3,522	1,845

Total liabilities	149,094	143,863

Minority interests	4,573	4,550
Shareholders’ equity	113,774	138,444

Total liabilities and shareholders’ equity	$267,441	$286,857

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(Unaudited)

	Fiscal year ended
	May 31, 2008	May 26, 2007
Cash flows from operating activities:
Net loss	$(25,551)	$(72,432)
Net adjustments to reconcile loss to net cash provided by operating activities:
Depreciation and amortization	20,992	23,226
Asset impairment charges	13,056	80,773
Gain on settlement of debt	(5,094)	—
Other non-cash items	3,887	3,823
Changes in working capital	5,833	(9,036)

Net cash provided by operating activities	13,123	26,354

Cash flows from investing activities:
Purchases of property, plant and equipment	(28,394)	(19,795)
Proceeds from disposal of property, plant and equipment	278	999
Net changes in investments	9,025	9,500

Net cash used in investing activities	(19,091)	(9,296)

Cash flows from financing activities:
Principal payments on long-term borrowings	(2,500)	(16,125)
Other financing activities, net	(2,979)	3,962

Net cash used in financing activities	(5,479)	(12,163)

Net change in cash and cash equivalents	(11,447)	4,895

Cash and cash equivalents
Beginning of period	17,175	12,280

End of period	$5,728	$17,175

MERIX CORPORATION

SUPPLEMENTAL INFORMATION

(in thousands)

(Unaudited)

	Three months ended
	May 31, 2008		March 1, 2008		May 26, 2007
Sales by End Markets:
Communications & Networking	$36,626	42%	$40,447	43%	$40,669	43%
Automotive	21,255	24%	17,517	19%	19,015	20%
Computing & Peripherals	6,046	7%	9,970	11%	9,666	10%
Test, Industrial and Medical	8,844	10%	8,371	9%	8,025	9%
Defense & Aerospace	7,641	9%	6,533	7%	4,848	5%
Other	7,142	8%	11,437	12%	11,349	12%

	$87,554	100%	$94,275	100%	$93,572	100%

Share-based Compensation:	$86		$579		$256

Adjusted EBITDA:
Net loss	$(3,539)		$(13,354)		$(79,922)
Add back items:
Depreciation and other amortization	4,233		4,378		4,975
Impairment and severance charges	(175)		14,640		80,391
Gain on settlement of debt	—		(5,094)		—
Interest expense, net of deferred financing cost amortization	811		682		819
Interest income	(69)		(155)		(259)
Provision (benefit) for income taxes	1,057		(511)		159
Amortization of intangible assets	520		527		599
Income from discontinued operations, net of tax	—		—		(164)

Adjusted EBITDA	$2,838		$1,113		$6,598